UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2022

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of Principal Executive Offices)	(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AMRS	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 29, 2022, Amyris, Inc. (the “Company”) entered into securities purchase agreements with certain accredited investors pursuant to which the Company agreed to sell (i) an aggregate of 33,333,334 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and (ii) warrants to purchase up to 25,000,000 shares of Common Stock for an aggregate purchase price of $50 million through a registered direct offering and concurrent private placement:

•

a securities purchase agreement (the “RDO Securities Purchase Agreement”) with the investor signatories thereto (the “RDO Purchasers”), pursuant to which the Company agreed to issue and sell to the RDO Purchasers (i) 20,000,000 shares of Common Stock (the “Registered Shares”) and (ii) warrants to purchase up to 15,000,000 shares of Common Stock (the “Registered Warrants”). The Registered Shares are being sold together with the Registered Warrants (together, the “Registered Units”) to purchase 0.75 of a share of Common Stock for a purchase price of $1.50 per Registered Unit (the “Registered Direct Offering”). The Registered Warrants are exercisable at a price of $1.80 per full share of Common Stock at any time after the date of issuance for a period of five years. The Registered Direct Offering was made pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-255105) filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2021, and related prospectus supplement.

•

a securities purchase agreement (the “PIPE Securities Purchase Agreement” and together with the RDO Securities Purchase Agreement, the “Purchase Agreements”) with Foris Ventures, LLC (“Foris”), pursuant to which the Company agreed to issue and sell to Foris, in a private placement (the “PIPE” and together with the Registered Direct Offering, the “Offering”) (i) 13,333,334 shares of Common Stock (the “Unregistered Shares”), and (ii) warrants to purchase up to 10,000,000 shares of Common Stock (the “Unregistered Warrants” and together with the Registered Warrants, the “Warrants”). The Unregistered Shares are being sold together with the Unregistered Warrants (together, the “Unregistered Units”) to purchase 0.75 of a share of Common Stock for a purchase price of $1.50 per Unregistered Unit. The Registered Warrants are exercisable at a price of $1.80 per full share of Common Stock at any time after the date of issuance for a period of five years. Foris beneficially owns more than five percent of the Company’s outstanding Common Stock and is affiliated with individuals serving on the Company’s board of directors.

The closing of the Offering (the “Closing”) is expected to occur on December 30, 2022, subject to customary closing conditions. The net proceeds to the Company from the Offering are expected to be approximately $47.7 million after payment of the offering expenses and placement agent fees. The Company intends to use the proceeds from the Offering for general corporate purposes.

The Purchase Agreements include customary representations, warranties and covenants of the parties.

The Company has engaged H.C. Wainwright & Co., LLC to serve as placement agent for the Company with respect to the Registered Direct Offering.

Pursuant to the PIPE Securities Purchase Agreement, within 45 calendar days of the date of the PIPE Securities Purchase Agreement, the Company shall file with the SEC a registration statement on Form S-3 providing for the resale by the PIPE Purchaser of the Unregistered Shares and the Unregistered Warrants.

The foregoing description of the terms of the Warrants is qualified in its entirety by reference to the to the full text of the form of Registered Warrant and the form of the Unregistered Warrant, which are filed hereto as Exhibits 4.1 and 4.2, respectively, and are incorporate herein by reference.

The foregoing description of the Purchase Agreements is qualified in its entirety by reference to the full text of the RDO Securities Purchase Agreement and the PIPE Securities Purchase Agreement, which are filed hereto as Exhibits 10.01 and 10.2, respectively, and are incorporated herein by reference.

The securities issued pursuant to the PIPE were sold in a private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by Foris in the PIPE Securities Purchase Agreement.

.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

A copy of the opinion of Fenwick & West LLP, relating to the validity of certain of the Registered Shares, is filed with this Current Report on Form 8-K as Exhibit 5.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Registered Warrant

4.2	Form of Unregistered Warrant

5.1	Opinion of Fenwick & West LLP

10.1	Form of RDO Securities Purchase Agreement

10.2	Form of PIPE Security Purchase Agreement

23.1	Consent of Fenwick & West LLP (contained in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: December 29, 2022	By:	/s/ Han Kieftenbeld
Han Kieftenbeld
Chief Financial Officer